Exhibit (e)(21) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit JJ

to the

Distributor's Contract

FEDERATED WORLD INVESTMENT SERIES, INC.

Federated International Leaders Fund

Federated International Small-Mid Company Fund

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated March 1, 1994, between Federated World Investment Series, Inc., (the “Corporation”) and Federated Securities Corp. (“FSC”) with respect to the Class of Shares Federated International Leaders Fund and Federated International

Small-Mid Company Fund set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Corporation.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994 between the Corporation and FSC, the Corporation executes and delivers this Exhibit with respect to the Class T Shares of Federated International Leaders Fund and Federated International Small-Mid Company Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: ___/s/ J. Christopher Donahue___

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: _/s/ Paul A. Uhlman____

Name: Paul A. Uhlman

Title: President